EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES

FIRST QUARTER 2011 RESULTS

(Fort Smith, Arkansas, April 25, 2011) — Arkansas Best Corporation (Nasdaq: ABFS) today announced a first quarter 2011 net loss of $12.8 million, or $0.51 per share, compared to a net loss of $21.4 million, or $0.85 per share in the first quarter of 2010.

Arkansas Best’s first quarter 2011 results reflect continued improvements in broader economic and LTL market conditions that provided ABF the opportunity for growth in its daily tonnage levels.  While ABF was successful in adding business and improving its operating results in the first quarter, the improvements were not enough to return ABF to profitability.  ABF’s results for the first quarter were impacted by the lingering effects of a weaker, recessionary pricing environment.  ABF’s first quarter was also impacted by severe weather effects in January and early February as well as a significant increase in fuel costs that predominantly occurred during the last six weeks of the quarter.  Fuel surcharge caps and non-standard fuel surcharge programs played a greater role in ABF’s quarterly results than in past periods of significant fuel price increases.  During March, and into the month of April, ABF has taken additional actions to increase pricing on underperforming accounts and to correct inadequate fuel surcharge programs.

“With the upturn in the economy and significantly less capacity serving the industry, the opportunities for ABF to grow profitably this year are favorable,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “Shippers are becoming more concerned about having transportation capacity to deliver their products.  In this environment, shippers look to carriers like ABF who offer reliability, safety and a high level of customer service.  ABF’s reputation for dependability and consistency is valued in the transportation marketplace and is an advantage in seeking to gain additional, profitable business during this period of economic improvement.”

Arkansas Best Corporation

First Quarter 2011

•                Revenue of $434.9 million, a per day increase of 19.0% from the prior year first quarter revenue of $359.9 million

•                Net loss of $0.51 per share compared to a net loss of $0.85 per share in the prior year quarter

ABF Freight System, Inc.®

First Quarter 2011

•                  Revenue of $402.4 million compared to $333.0 million in first quarter 2010, a per-day increase of 18.9%

•                  Tonnage per day increase of 17.4% versus first quarter 2010

•                  Total billed revenue per hundredweight of $24.16 compared to $23.61 in first quarter 2010, an increase of 2.3%, including increases in fuel surcharge

•                  Operating loss of $22.6 million compared to an operating loss of $35.7 million in first quarter 2010

•                  Operating ratio of 105.6% compared to 110.7% in first quarter 2010

“ABF continues to retain the general rate increase that was implemented in October.  The level of recently negotiated price increases on contracts and deferred pricing agreements has also improved.  Though some progress in returning to adequate pricing has resulted from these actions, more work is needed to align our pricing levels with the value we provide,” said Ms. McReynolds.  “As a result, ABF is taking aggressive actions to improve pricing and profitability on the broad base of accounts that it serves.  There are currently several internal initiatives directed at highlighting underperforming segments of business, including revisiting substandard and capped fuel surcharge programs.  I am pleased to report that the positive effects of these efforts can be seen in April yield improvements.”

“As the economic environment has improved, ABF’s tonnage levels have continued to grow.  During each month of the first quarter our rate of positive year-over-year tonnage increased,” said Ms. McReynolds.  “As in the past, there is an opportunity for ABF to benefit from operating leverage in its business.”

In early March, ABF expanded its RPM® regional service to the western one-third of the United States, thereby offering its Dual-System Network of regional and long-haul service coast-

to-coast.  ABF continues to listen to the needs of its customers and respond with unique supply chain solutions.  As previously announced, for the second year in a row, ABF was named the National LTL Carrier of the Year by the National Shippers Strategic Transportation Council (“NASSTRAC”), validating ABF’s market excellence.

Legal and Legislative Update

On April 12, the U.S. Court of Appeals for the Eighth Circuit heard oral arguments on ABF’s appeal of the dismissal of a lawsuit ABF filed in November 2010 against the International Brotherhood of Teamsters (“IBT”) and various other parties. The lawsuit related to three modifications of the National Master Freight Agreement (“NMFA”) that were exclusively granted to the YRC subsidiaries in 2009 and 2010.  Approximately 76% of ABF’s employees are covered under the NMFA.  ABF believes it is an equal signatory to the NMFA which, as a national collective bargaining agreement, is designed to establish a single national standard for wages and other employment terms for all employer participants.  At the conclusion of the April 12 hearing, the court stated that it expected to reach a decision by July.

ABF makes contributions to multiemployer pension plans on behalf of its union employees.  Approximately half of ABF’s union pension payments go toward the benefits of employees who never worked for the company.  Company executives are actively participating with a broad coalition of stakeholders committed to correcting this inequity.  Progress is being made in identifying legislators in Washington who are willing to work toward solving it.  Though no formal proposal has been offered, ABF will continue to work diligently in pursuit of a fair resolution of this situation.

Conference Call

Arkansas Best Corporation will host a conference call with company executives to discuss the 2011 first quarter results.  The call will be today, Monday, April 25, at 11:00 a.m. ET (10:00 a.m. CT).  Interested parties are invited to listen by calling (800) 772-0358.  Following the call, a recorded playback will be available through the end of the day on May 25, 2011.  To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers).  The conference call ID for the playback is 21518748.  The conference call and playback can also be accessed, through May 25, on Arkansas Best’s website at arkbest.com.

Company Description

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  ABF has evolved from a local less-than-truckload (LTL) motor carrier into a global provider of customizable supply chain solutions.  More information is available at arkbest.com and abf.com.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:  Statements contained in this press release that are not based on historical facts are “forward-looking statements.”  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements.  Such statements are by their nature subject to uncertainties and risk including, but not limited to, recessionary economic conditions; competitive initiatives, pricing pressures and effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, the impact of any limitations on our customers’ access to adequate financial resources; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best Corporation’s subsidiaries; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; relationships with employees, including unions; union and non-union employee wages and benefits, including changes in required contributions to multiemployer pension plans; governmental regulations and policies; future climate change legislation; costs of continuing investments in technology; the timing and amount of capital expenditures; the cost, integration and performance of any future acquisitions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission (“SEC”) public filings.

The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31
	2011	2010
	(Unaudited)
	($ thousands, except share and per share data)

OPERATING REVENUES	$434,931	$359,889

OPERATING EXPENSES AND COSTS	456,923	395,155

OPERATING LOSS	(21,992)	(35,266)

OTHER INCOME (EXPENSE)
Interest and dividend income	243	334
Interest expense and other related financing costs	(994)	(565)
Other, net	2,610	668
	1,859	437

LOSS BEFORE INCOME TAXES	(20,133)	(34,829)

INCOME TAXES
Current benefit	(740)	(8,490)
Deferred benefit	(6,606)	(4,968)
	(7,346)	(13,458)

NET LOSS	(12,787)	(21,371)

LESS: NONCONTROLLING INTEREST IN NET INCOME OF SUBSIDIARY	21	20

NET LOSS ATTRIBUTABLE TO ARKANSAS BEST CORPORATION	$(12,808)	$(21,391)

LOSS PER SHARE
Basic	$(0.51)	$(0.85)
Diluted	(0.51)	(0.85)

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,296,854	25,088,473
Diluted	25,296,854	25,088,473

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$0.03

ARKANSAS BEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31 2011	December 31 2010
	(Unaudited)	Note
	($ thousands, except share data)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$86,784	$102,578
Short-term investment securities	42,309	39,288
Restricted cash equivalents and short-term investments	51,693	51,661
Accounts receivable, less allowances (2011 — $5,885; 2010 — $3,944)	161,726	145,426
Other accounts receivable, less allowances (2011 — $1,291; 2010 — $1,254)	7,664	8,157
Prepaid expenses	12,098	10,258
Deferred income taxes	34,853	32,681
Prepaid and refundable income taxes	6,297	3,958
Other	5,765	5,677
TOTAL CURRENT ASSETS	409,189	399,684

PROPERTY, PLANT AND EQUIPMENT
Land and structures	244,359	243,981
Revenue equipment	531,837	530,424
Service, office and other equipment	165,587	163,732
Leasehold improvements	22,049	21,890
	963,832	960,027
Less allowances for depreciation and amortization	569,027	552,781
	394,805	407,246

OTHER ASSETS	53,717	54,021

	$857,711	$860,951

Note: The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED BALANCE SHEETS — continued

	March 31 2011	December 31 2010
	(Unaudited)	Note
	($ thousands, except share data)

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$13,151	$13,023
Accounts payable	69,324	62,134
Income taxes payable	129	196
Accrued expenses	153,724	144,543
Current portion of long-term debt	14,156	14,001
TOTAL CURRENT LIABILITIES	250,484	233,897

LONG-TERM DEBT, less current portion	39,059	42,657

PENSION AND POSTRETIREMENT LIABILITIES	63,466	65,421

OTHER LIABILITIES	18,237	19,827

DEFERRED INCOME TAXES	17,139	19,405

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2011: 26,976,002 shares; 2010: 26,934,847 shares	270	269
Additional paid-in capital	283,236	281,169
Retained earnings	278,533	292,129
Treasury stock, at cost, 1,677,932 shares	(57,770)	(57,770)
Accumulated other comprehensive loss	(34,943)	(36,053)
TOTAL STOCKHOLDERS’ EQUITY	469,326	479,744

	$857,711	$860,951

Note: The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
	2011	2010
	(Unaudited)
	($ thousands)

OPERATING ACTIVITIES
Net loss	$(12,787)	$(21,371)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,918	18,479
Other amortization	73	67
Share-based compensation expense	1,446	1,315
Provision for losses on accounts receivable	298	242
Deferred income tax benefit	(6,606)	(4,968)
Gain on sales of assets	(95)	(298)
Changes in operating assets and liabilities:
Receivables	(16,174)	(1,065)
Prepaid expenses	(1,840)	(1,573)
Other assets	(168)	(143)
Income taxes	(974)	(6,186)
Accounts payable, accrued expenses and other liabilities	12,555	9,826
NET CASH USED IN OPERATING ACTIVITIES	(6,354)	(5,675)

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of capital leases	(2,586)	(2,092)
Proceeds from asset sales	612	1,809
Purchases of short-term investment securities	(5,880)	(22,177)
Proceeds from sales of short-term investment securities	2,940	42,226
Capitalization of internally developed software and other	(1,027)	(1,170)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(5,941)	18,596

FINANCING ACTIVITIES
Payments on long-term debt	(3,443)	(1,429)
Proceeds from issuance of long-term debt	—	11,416
Net change in bank overdraft	127	(12,704)
Change in restricted cash equivalents and short-term investments	(31)	130
Deferred financing costs	(127)	—
Payment of common stock dividends	(788)	(777)
Proceeds from the exercise of stock options and other	763	357
NET CASH USED IN FINANCING ACTIVITIES	(3,499)	(3,007)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15,794)	9,914
Cash and cash equivalents at beginning of period	102,578	39,332
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$86,784	$49,246

ARKANSAS BEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA

AND OPERATING RATIOS

	Three Months Ended March 31
	2011		2010
	(Unaudited)
	($ thousands)

OPERATING REVENUES
ABF Freight System, Inc.(1)	$402,359		$333,025
Other revenues and eliminations	32,572		26,864
Total consolidated operating revenues	$434,931		$359,889

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$262,493	65.2%	$236,440	71.0%
Fuel, supplies and expenses	79,395	19.7	60,911	18.3
Operating taxes and licenses	11,421	2.8	10,491	3.2
Insurance	6,480	1.6	4,182	1.3
Communications and utilities	3,980	1.0	3,866	1.2
Depreciation and amortization	17,244	4.3	17,798	5.3
Rents and purchased transportation	42,473	10.6	34,093	10.2
Gain on sale of property equipment	(99)	—	(298)	(0.1)
Other	1,595	0.4	1,224	0.3
	424,982	105.6%	368,707	110.7%

Other expenses and eliminations	31,941		26,448

Total consolidated operating expenses and costs	$456,923		$395,155

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$(22,623)		$(35,682)
Other income (loss) and eliminations	631		416
Total consolidated operating loss	$(21,992)		$(35,266)

(1)  Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

ABF FREIGHT SYSTEM, INC.

OPERATING STATISTICS

	Three Months Ended March 31
	2011	2010	% Change
	(Unaudited)

Workdays	64.0	63.0

Billed Revenue(1) / CWT	$24.16	$23.61	2.3%

Billed Revenue(1) / Shipment	$339.99	$322.57	5.4%

Shipments	1,197,910	1,034,854	15.8%

Shipments / Day	18,717	16,426	13.9%

Tonnage (tons)	842,995	706,999	19.2%

Tons / Day	13,172	11,222	17.4%

(1)          Billed Revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications
Telephone: (479) 785-6200

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